CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

IIM Global Corporation

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated June 17, 2013, relating to our audits of the balance sheets of Innovation in Motion, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity and cash flows for the years then ended. Our report dated June 17, 2013, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated April 1, 2013, relating to our audits of the balance sheets of Silverwood Acquisition Corporation (a development stage company) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2012 and for the period from September 21, 2011 (Inception) through December 31, 2011. Our report dated April 1, 2013, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

February 12, 2014

4400 MacArthur Blvd. Suite 970 Newport Beach, CA 92660 Tel. 949.769.8905 Fax: 949.623.9885 info@ancsecservices.com